Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports Fourth Quarter and 2008 Results - Exceeds

Management’s Annual Guidance and Achieves Annual Record Levels

- Posts record annual revenue of $109.6 million -

- Delivers record annual gross margin of 24% -

- Increases annual operating income by $11.9 million -

- Achieves first full year of profitability with annual EPS of $0.06 -

SAN DIEGO, CA – Feb. 26 – Axesstel, Inc. (AMEX: AFT), a leader in the design and development of fixed wireless voice and broadband data products, reported December 31, 2008 results for the fourth quarter and a record breaking year.

Clark Hickock, chief executive officer for Axesstel, stated, “In 2008, we accomplished our goals of expanding our customer base, diversifying our product line, increasing gross margin and improving our financial foundation. As a result, our team established records for annual total revenue, revenue from data products, revenue in two of our three regions, gross margins and EPS. Compared to 2007, we grew total revenue 33% to $109.6 million. Sales of data products grew 78% to $62.0 million, and contributed 57% of total revenue for the year. We also achieved significant penetration in the EMEA region growing revenue 140% year over year to $38.0 million and 35% of total revenue. With a focus on data products, as well as increased margins on phone products, we posted overall gross margins of 24%. We improved net income from a loss of $9.0 million last year to net income of $1.4 million in 2008, representing a $10.4 million year-over-year improvement.”

“More importantly, our efforts have better positioned us for the future. We are entering 2009 with the most comprehensive product portfolio to date after launching 12 new innovative products in 2008. Our full line of data and voice products for 2G and 3G GSM and CDMA networks enables us to further penetrate emerging markets globally, such as expanding our footprint in the Americas with our new lines of GSM phones and modems as well as our HSUPA (High-Speed Uplink Packet Access) enabled devices for high speed internet access and data transfer. In our established regions, we have a strong base to grow market share. For example, we are marketing AxessGuard™I, our new M-2-M security alarm system that can be integrated with a simple download to our installed base of over three million phone and/or terminal device users.”

AXESSTEL FOURTH QUARTER AND YEAR-END 2008 RESULTS	pg. 1

“While we are not immune to the new realities of the global economy, our diverse range of products combined with our strong localized sales organization enables us to pursue niche opportunities in the markets we serve. We continue to focus on creating innovative fixed wireless and broadband data solutions. In 2009, we will execute on the same business fundamentals that achieved our aggressive 2008 turnaround,” concluded Hickock.

Financial Results

Revenues for the fourth quarter of 2008 were $23.3 million, including data products revenue of $13.7 million. This compares to revenues of $13.8 million, including $8.0 million from data products, in the fourth quarter of 2007. Gross margin for the fourth quarter was $5.2 million, or 22 percent of revenue, compared to $2.9 million, or 21 percent of revenue for the same period last year. Net loss was $469,000, or $0.02 per share, compared to a net loss of $5.0 million, or $0.22 per share, in the fourth quarter of 2007.

“While we showed a loss for the quarter, our fourth quarter was negatively impacted by reserves of $635,000 for bad debt and $125,000 for obsolete inventory as well as a $75,000 income tax provision related to a new California tax law,” stated, Pat Gray, Axesstel’s chief financial officer. “Importantly, we grew full year revenue by $27.2 million, increased gross profit by $8.7 million and lowered operating expenses $3.3 million for the year, resulting in a $11.9 million operating income year-over-year improvement.”

For the year ended December 31, 2008, the company reported revenues of $109.6 million, which included data products revenue of $62.0 million. This compares to $82.4 million of total revenue and $34.9 million of data product revenue for 2007. Gross margin for the year was 24% compared to 21% for 2007. Net income was $1.4 million for 2008, or $0.06 per diluted share, compared to a 2007 net loss of $9.0 million, or $0.39 per share.

“Our balance sheet reflects the significant progress made in 2008. Cash and cash equivalents balance increased to $1.7 million at December 31, 2008, compared to $555,000 one year ago. At December 31, 2008 our working capital improved to $241,000 as compared to negative working capital of $2.9 million a year ago. In addition, our 2008 stockholders’ equity more than doubled.”

AXESSTEL FOURTH QUARTER AND YEAR-END 2008 RESULTS	pg. 2

Outlook

The uncertainties related to the global economic slowdown and the disruption in the financial markets has impacted management’s visibility on the business outlook. However, management believes 2009 revenues will again exceed $100 million and currently expects to achieve annual profitability based on the turnaround accomplished in 2008.

Recent Highlights

Corporate

•	Appointed industry and finance expert Richard M. Gozia to the Board of Directors and named Osmo Hautanen Chairman of the Board.

•	Ranked fourteenth in Deloitte’s Technology Fast 50 Program for San Diego.

New Products

•	Extended its 3G modem line with the MV200 Series wireless broadband USB dongle.

•	Secured initial order for its first M2M product: the AxessGuard™I security alarm system.

•	Demonstrated newly launched HSUPA products at the GSMA Mobile World Congress held February 16 to 19 in Barcelona, Spain:

•	SJE10 HSUPA Wi-Fi Gateway with ExpressCard/34 – a compact portable, personal gateway targeting mobile business personnel.

•	MU430 HSUPA Wi-Fi Gateway - an easy to use, plug-and-play desktop networking device with wireless broadband data access and Wi-Fi router.

•	Exhibited HSUPA ExpressCard/34 and the entire suite of broadband data and fixed wireless phones supporting Arabic language user interface at GiTex 2008 held October 19 to 23 in Dubai.

Conference Call

Axesstel will host a conference call at 8:00 a.m. PT (11:00 a.m. ET) to discuss its fourth quarter and annual 2008 results. Participating in the call will be Clark Hickock, chief executive officer and Patrick Gray, chief financial officer.

The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 00-1-973-200-3973. The conference ID will be #85080254.

AXESSTEL FOURTH QUARTER AND YEAR-END 2008 RESULTS	pg. 3

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Thursday, February 26, at 2:00 p.m. ET through Monday, March 2 at 11:59 p.m. ET. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code will be 85080254.

About Axesstel, Inc.

Axesstel (AMEX:AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes broadband modems, 3G gateways, machine to machine applications, voice/data terminals, fixed wireless desktop phones and public call office phones for high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2009 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL FOURTH QUARTER AND YEAR-END 2008 RESULTS	pg. 4

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the years ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net revenues	$23,275,325	$13,786,617	$109,592,366	$82,435,385
Cost of goods sold	18,105,770	10,864,949	83,321,217	64,849,155

Gross margin	5,169,555	2,921,668	26,271,149	17,586,230
Operating expenses:
Research and development	1,138,381	1,734,363	4,797,865	7,089,665
Selling, general and administrative	4,120,452	5,835,390	18,267,145	18,851,408
Impairment of assets	—	385,564	—	385,564

Total operating expenses	5,258,833	7,955,317	23,065,010	26,326,637

Operating income (loss)	(89,278)	(5,033,649)	3,206,139	(8,740,407)
Other income (expense):
Interest and other income	26,124	1,348,525	47,876	1,399,679
Interest and other expense	(330,563)	(1,359,191)	(1,699,039)	(1,683,407)

Total other income (expense)	(304,439)	(10,666)	(1,651,163)	(283,728)

Income (loss) before provision for income taxes	(393,717)	(5,044,315)	1,554,976	(9,024,135)
Provision for income taxes	75,282	—	136,210	—

Net income (loss)	(468,999)	(5,044,315)	1,418,766	(9,024,135)

Earnings (loss) per share:
Basic	($0.02)	($0.22)	$0.06	($0.39)

Diluted	($0.02)	($0.22)	$0.06	($0.39)
Weighted average shares outstanding:
Basic	23,228,982	23,066,482	23,228,982	22,931,750

Diluted	23,228,982	23,066,482	23,554,835	22,931,750

AXESSTEL FOURTH QUARTER AND YEAR-END 2008 RESULTS	pg. 5

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS
	December 31, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$1,662,311	$555,301
Accounts receivable, net	27,196,264	20,801,710
Deferred tax assets Inventory	1,317,576	2,535,433
Prepayments and other current assets	2,211,488	1,295,697

Total current assets	32,387,639	25,188,141
Property and equipment, net	1,000,666	1,694,493
Other assets:
License, net	1,164,859	1,609,304
Other, net	378,321	871,059

Total other assets	1,543,180	2,480,363

Total assets	$34,931,485	$29,362,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
	December 31, 2008	December 31, 2007
Current liabilities:
Accounts payable	$19,323,734	$22,619,976
Bank financing	5,391,342	490,000
Customer advances	45,515	286,806
Accrued commissions	3,302,846	1,645,099
Accrued royalties	1,338,000	767,000
Accrued warranties	460,000	460,000
Accrued expenses and other current liabilities	2,285,662	1,818,279

Total current liabilities	32,147,099	28,087,160
Stockholders’ equity	2,784,386	1,275,837

Total liabilities and stockholders’ equity	$34,931,485	$29,362,997

AXESSTEL FOURTH QUARTER AND YEAR-END 2008 RESULTS	pg. 6